Exhibit 99.1

News Release

Enbridge Energy Partners Reports 2013 Earnings and Announces 2014 Financial Guidance

HOUSTON, TX—February 12, 2014 — Enbridge Energy Partners, L.P.’s (NYSE:EEP) (“Enbridge Partners” or “the Partnership”) key financial results for the fourth quarter of 2013, compared to the same period in 2012, were as follows:

	Three months ended December 31,		Twelve months ended December 31,
(unaudited, dollars in millions, except per unit amounts)	2013	2012	2013	2012
Net income (1)	$(16.8)	$54.3	$4.7	$493.1
Net income (loss) per unit	(0.15)	0.07	(0.39)	1.27
Adjusted EBITDA (2)	303.3	267.5	1,143.4	1,144.1
Adjusted net income (1)	73.1	87.2	304.5	410.2
Adjusted net income per unit	0.12	0.18	0.54	0.99
(1)	Net income and adjusted net income attributable to general and limited partner ownership interests in Enbridge Energy Partners, L.P.
(2)	Includes non-controlling interest.

Adjusted net income for the three and twelve month periods ended December 31, 2013, as reported above, eliminates the impact of: (a) additional environmental costs, net of insurance recoveries, associated with the Line 6B incident; (b) non-cash, mark-to-market net gains and losses; and (c) other adjustments. Refer to the Non-GAAP Reconciliations section below for additional details.

Adjusted net income of $73.1 million for the fourth quarter of 2013 was $14.1 million lower than the same period from the prior year. Higher deliveries and associated revenues from our liquids segment were more than offset by the combination of: lower natural gas liquids (“NGL”) prices impacting the margins in our natural gas business; the inclusion of the deferred distribution of $22.4 million relating to the preferred units issued in the second quarter of 2013 as a decrease in net income available to the general and limited partners; and higher non-controlling interest resulting from the Midcoast Energy Partners, L.P. (“MEP”) initial public offering (“IPO”).

“There are two areas that management of the Partnership would like to highlight. First, we expect improved financial performance in 2014. Second, we have made substantial progress in addressing the Partnership’s long-term financing needs. In the second quarter of 2014, EEP will benefit from a large component of our Eastern Access project entering service. The cash flows from this phase of Eastern Access, the full year contribution from projects completed during 2013 and increasing volumes will improve our earnings and distribution coverage. As our distribution coverage improves we will be positioned to grow our distribution at our target growth rate of 2% to 5% per annum,” said Mark Maki, president of the Partnership.

“Management of the Partnership also made significant progress in 2013 addressing the financing overhang that we believe is impacting the Partnership’s unit price. In the fourth quarter, we closed the MEP IPO which will provide an additional source of capital for the Partnership to fund our liquids pipelines organic growth program. We expect EEP to complete a further drop-down of ownership interests in its natural gas business to MEP by mid-2014. Over the next few years, we expect that

EEP will sell all of its gas business ownership interests to MEP. This series of drop-downs will provide significant funding for EEP’s attractive Liquids Pipelines growth projects and will substantially satisfy our equity capital requirements. The Partnership also sold $1.2 billion of preferred units, with an initial deferred distribution period to our general partner in May 2013. Collectively, these financing transactions have substantially reduced the equity funding needs of EEP over the next five years,” noted Maki.

The Partnership expects adjusted EBITDA for 2014 to increase approximately 30%, to between $1.5 billion and $1.6 billion.

COMPARATIVE EARNINGS STATEMENT

	Three months ended December 31,		Twelve months ended December 31,
(unaudited, dollars in millions except per unit amounts)	2013	2012	2013	2012
Operating revenue	$1,962.0	$1,771.2	$7,117.1	$6,706.1
Operating expenses:
Cost of natural gas	1,384.5	1,249.4	4,948.9	4,570.1
Environmental costs, net of recoveries	89.4	17.7	273.7	(91.3)
Oil measurement adjustments	(7.1)	(2.4)	(26.7)	(11.5)
Operating and administrative	247.5	224.5	945.1	852.0
Power	41.9	32.2	147.7	148.8
Depreciation and amortization	100.4	88.3	388.0	344.8
Operating income	105.4	161.5	440.4	893.2
Interest expense	94.0	96.2	320.4	345.0
Allowance for equity used during construction	17.9	5.6	43.1	11.2
Other income (expense)	15.0	—	16.0	(1.2)
Income before income tax expense	44.3	70.9	179.1	558.2
Income tax expense	1.2	1.7	18.7	8.1
Net income	43.1	69.2	160.4	550.1
Less: Net income attributable to:
Noncontrolling interest	34.0	14.9	88.3	57.0
Series 1 preferred unit distributions	22.4	—	58.2	—
Accretion of discount on Series 1 preferred units	3.5	—	9.2	—
Net income attributable to general and limited partner ownership interests in Enbridge Energy Partners, L.P.	$(16.8)	$54.3	$4.7	$493.1
Less: Allocations to general partner	32.1	31.2	127.4	123.9
Net income (loss) allocable to limited partners	$(48.9)	$23.1	$(122.7)	$369.2
Weighted average limited partner units (basic)	325.2	302.9	316.2	290.6
Net income (loss) per limited partner unit (basic)	$(0.15)	$0.07	$(0.39)	$1.27
Weighted average limited partner units outstanding (diluted)	325.2	302.9	316.2	290.6
Net income (loss) per limited partner unit (diluted)	$(0.15)	$0.07	$(0.39)	$1.27

COMPARISON OF QUARTERLY RESULTS

Following are explanations for significant changes in the Partnership’s financial results, comparing the three month period ended December 31, 2013 with the same period of 2012. The comparison refers to adjusted operating income, which excludes the effect of non-cash and nonrecurring items (see Non-GAAP Reconciliations section below).

Adjusted Operating Income	Three months ended December 31,		Twelve months ended December 31,
(unaudited, dollars in millions)	2013	2012	2013	2012
Liquids	$185.8	$133.0	$658.2	$601.0
Natural Gas	4.0	42.9	63.4	198.9
Marketing	0.4	(1.4)	0.3	(8.3)
Corporate	(2.2)	(0.9)	(7.6)	(2.3)
Adjusted operating income	$188.0	$173.6	$714.3	$789.3

Liquids – Fourth quarter adjusted operating income for the Liquids segment increased $52.8 million to $185.8 million from $133.0 million for the comparable period in 2012. Revenues increased due to higher transportation rates and deliveries on our Lakehead and North Dakota pipeline systems. Additionally, meaningful revenue contributions were also attributable to growth projects that entered service earlier in the year, specifically from the Bakken Pipeline Expansion, Bakken Berthold Rail and Lakehead system expansion projects. Higher revenues were partially offset by higher pipeline integrity costs incurred related to the scheduled hydrostatic test on our Line 14 and increased property tax and workforce costs.

Liquids Systems Volumes	Three months ended December 31,		Twelve months ended December 31,
(thousand barrels per day)	2013	2012	2013	2012
Lakehead	1,918	1,737	1,816	1,790
Mid-Continent	195	207	201	223
North Dakota	200	173	171	206
Total	2,313	2,117	2,188	2,219

Natural Gas – Fourth quarter adjusted operating income for the Natural Gas segment was $38.9 million lower than the same period of 2012. The decrease in adjusted operating income was predominantly due to a decrease in pricing spreads between our major NGL market hubs, lower NGL prices, and lower natural gas and NGL volumes on our systems. Additionally, adjusted operating income for the quarter was negatively impacted by producer freeze-offs due to extreme weather conditions and unplanned downtime at one of our facilities. The decrease in adjusted operating income was partially offset by a slight decrease in operating and administrative expenses for the quarter.

Natural Gas Throughput	Three months ended December 31,		Twelve months ended December 31,
(MMBtu per day)	2013	2012	2013	2012
East Texas	1,028,000	1,233,000	1,153,000	1,266,000
Anadarko	902,000	998,000	949,000	1,017,000
North Texas	292,000	333,000	317,000	330,000
Total	2,222,000	2,564,000	2,419,000	2,613,000

Marketing – Fourth quarter adjusted operating income for the Marketing segment was $1.8 million higher than the same period of 2012. Improved adjusted operating income resulted from the expiration of certain firm natural gas transportation demand fees on third-party pipelines and additional optimization opportunities attributable to modestly improved natural gas basis spreads.

Partnership Financing – In November 2013, MEP completed its IPO of 18,500,000 Class A common units representing limited partner interests, and sold an additional 2,775,000 Class A common units pursuant to the full exercise of the underwriters’ over-allotment option. MEP received net proceeds from the IPO of approximately $354.9 million. Pursuant to a contribution agreement between MEP and the Partnership entered into in connection with the IPO, the Partnership received (i) approximately $304.5 million of the IPO proceeds in cash as reimbursement for certain capital expenditures made with respect to assets that EEP contributed to MEP, (ii) approximately $47 million of the IPO proceeds pursuant to MEP’s repurchase from the Partnership of 2,775,000 of MEP’s Class A common units subsequent to the closing of the over-allotment option, and (iii) approximately $323 million of borrowings made by MEP under MEP’s credit facility in partial consideration for the assets that EEP contributed to MEP.

During the fourth quarter the Partnership attributed approximately $22.4 million of earnings to its Series 1 Preferred unitholders. This amount is deducted from net income to arrive at the amount of net income attributable to the general and limited partners. Preferred distributions are accrued at an annual rate of 7.5 percent even though the payment of the distribution will be deferred until payment in August 2015.

MANAGEMENT REVIEW OF QUARTERLY RESULTS AND 2014 FINANCIAL GUIDANCE

Enbridge Partners will review its financial results for the quarter ended December 31, 2013 and present its 2014 financial guidance in a live Internet presentation, commencing at 9:00 a.m. Eastern Time on February 13, 2014. Interested parties may watch the live webcast at the link provided below. A replay will be available shortly afterward. Presentation slides and condensed unaudited financial statements will also be available on the Partnership’s website at the link below.

EEP Events and Presentations:

www.enbridgepartners.com/Investor-Relations/EEP/Events-and-Presentations/

Webcast link: http://www.media-server.com/m/p/v6qohuaj

The audio portion of the live presentation will be accessible by telephone at (877) 299-4454 (Passcode: 20977965) and can be replayed until May 13, 2014 by calling (888) 286-8010 (Passcode: 49361380). An audio replay will also be available for download in MP3 format from either of the website addresses above.

NON-GAAP RECONCILIATIONS

Adjusted net income and adjusted operating income for the principal business segments are provided to illustrate trends in income excluding derivative fair value losses and gains and other nonrecurring items that affect earnings. The derivative non-cash losses and gains result from marking to market certain financial derivatives used by the Partnership for hedging purposes that do not qualify for hedge accounting treatment in accordance with the authoritative accounting guidance as prescribed under generally accepted accounting principles in the United States.

Adjusted Earnings	Three months ended December 31,		Twelve months ended December 31,
(unaudited, dollars in millions except per unit amounts)	2013	2012	2013	2012
Net income attributable to general and limited partner ownership interests in Enbridge Energy Partners, L.P.	$(16.8)	$54.3	$4.7	$493.1
Line 6B incident expenses, net of recoveries	87.1	10.0	260.1	(115.0)
Line 14 incident liability and lost revenues	—	(1.6)	—	10.5
Noncash derivative fair value (gains) losses
-Liquids	(0.4)	1.4	3.9	(1.3)
-Natural Gas	(9.0)	6.7	1.0	(4.3)
-Marketing	0.9	—	2.6	3.1
-Corporate	20.9	20.8	21.7	21.0
Option premiums	2.7	(0.1)	4.7	(4.3)
Deferred tax law adjustment	—	—	12.1	—
Trucking and NGL marketing legal and audit costs	—	—	—	7.4
Noncash lower cost or market	—	(4.3)	—	—
Make-up rights adjustment	1.3	—	1.6	—
Sale of El Dorado tank farm	(17.1)	—	(17.1)	—
Accretion of discount on Series 1 preferred units	3.5	—	9.2	—
Adjusted net income	73.1	87.2	304.5	410.2
Less: Allocations to general partner	33.9	31.9	133.4	122.2
Adjusted net income allocable to limited partners	$39.2	$55.3	$171.1	$288.0
Weighted average units (millions)	325.2	302.9	316.2	290.6
Adjusted net income per limited partner unit (dollars)	$0.12	$0.18	$0.54	$0.99

Liquids	Three months ended December 31,		Twelve months ended December 31,
(unaudited, dollars in millions)	2013	2012	2013	2012
Operating income	$97.8	$123.2	$392.6	$706.8
Line 6B incident expenses, net of recoveries	87.1	10.0	260.1	(115.0)
Line 14 incident liability and lost revenues	—	(1.6)	—	10.5
Noncash derivative fair value (gains) losses	(0.4)	1.4	3.9	(1.3)
Make-up rights adjustment	1.3	—	1.6	—
Adjusted operating income	$185.8	$133.0	$658.2	$601.0

Natural Gas	Three months ended December 31,		Twelve months ended December 31,
(unaudited, dollars in millions)	2013	2012	2013	2012
Operating income (loss)	$10.3	$40.6	$57.7	$200.1
Noncash derivative fair value (gains) losses	(9.0)	6.7	1.0	(4.3)
Option premium amortization	2.7	(0.1)	4.7	(4.3)
Trucking and NGL marketing legal and audit costs	—	—	—	7.4
Noncash lower cost or market	—	(4.3)	—	—
Adjusted operating income	$4.0	$42.9	$63.4	$198.9

Marketing	Three months ended December 31,		Twelve months ended December 31,
(unaudited, dollars in millions)	2013	2012	2013	2012
Operating income (loss)	$(0.5)	$(1.4)	$(2.3)	$(11.4)
Noncash derivative fair value losses	0.9	—	2.6	3.1
Adjusted operating income (loss)	$0.4	$(1.4)	$0.3	$(8.3)

Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization) is used as a supplemental financial measurement to assess liquidity and the ability to generate cash sufficient to pay interest costs and make cash distributions to unitholders. The following reconciliation of net cash provided by operating activities to adjusted EBITDA is provided because EBITDA is not a financial measure recognized under generally accepted accounting principles.

Adjusted EBITDA	Three months ended December 31,		Twelve months ended December 31,
(unaudited, dollars in millions)	2013	2012	2013	2012
Net cash provided by operating activities	$269.9	$142.7	$1,212.4	$851.0
Changes in operating assets and liabilities, net of cash acquired	(65.1)	65.5	(357.2)	180.9
Interest expense (1)	73.1	75.4	298.7	324.0
Income tax expense	1.2	1.7	18.7	8.1
Allowance for equity used during construction	17.9	5.6	43.1	11.2
El Dorado tank farm sale	(17.1)	—	(17.1)	—
Line 6B insurance recoveries received	—	(20.0)	(42.0)	(220.0)
Deferred tax law adjustment	—	—	(12.1)	—
Option premium amortization	2.4	(0.1)	4.4	(4.3)
Trucking and NGL marketing legal and audit costs	—	—	—	7.4
Make-up rights adjustment	1.3	—	1.6	—
Noncash lower cost or market	—	(4.3)	—	—
Other	19.7	1.0	(7.1)	(14.2)
Adjusted EBITDA	$303.3	$267.5	$1,143.4	$1,144.1

(1)

Interest expense excludes unrealized mark-to-market net losses of $20.9 million and $21.7 million for the three and twelve month period ended December 31, 2013, respectively. Excluded from interest expense for the three and twelve month period ended December 31, 2012 is unrealized mark-to-market net losses of $20.8 million and $21.0 million, respectively.

About Enbridge Energy Partners, L.P.

Enbridge Energy Partners, L.P. owns and operates a diversified portfolio of crude oil and natural gas transportation systems in the United States. Its principal crude oil system is the largest pipeline transporter of growing oil production from western Canada and the North Dakota Bakken formation. The system’s deliveries to refining centers and connected carriers in the United States account for approximately 17 percent of total U.S. oil imports. Enbridge Partners’ natural gas gathering, treating, processing and transmission assets, which are principally located onshore in the active U.S. Mid-Continent and Gulf Coast areas, deliver approximately 2.5 billion cubic feet of natural gas daily. Enbridge Partners is recognized by Forbes as one of the 100 Most Trustworthy Companies in America.

About Enbridge Energy Management, L.L.C

Enbridge Energy Management, L.L.C. (NYSE: EEQ) manages the business and affairs of Enbridge Partners, and its sole asset is an approximate 19 percent limited partner interest in Enbridge Partners. Enbridge Energy Company, Inc., an indirect wholly owned subsidiary of Enbridge Inc. of Calgary, Alberta, (NYSE:ENB) (TSX:ENB) is the general partner of Enbridge Partners and holds an approximate 21 percent interest in Enbridge Partners together with all of the outstanding preferred interests in Enbridge Partners.

Forward Looking Statements

This news release includes forward-looking statements and projections, which are statements that do not relate strictly to historical or current facts. These statements frequently use the following words, variations thereon or comparable terminology: “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “position,” “projection,” “should,” “strategy,” “target”, “will” and similar words. Although the Partnership believes that such forward-looking statements are reasonable based on currently available information, such statements involve risks, uncertainties and assumptions and are not guarantees of performance. Future actions, conditions or events and future results of operations may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine these results are beyond the Partnership’s ability to control or predict. Specific factors that could cause actual results to differ from those in the forward-looking statements include: (1) changes in the demand for or the supply of, forecast data for, and price trends related to crude oil, liquid petroleum, natural gas and NGLs, including the rate of development of the Alberta Oil Sands; (2) the Partnership’s ability to successfully complete and finance expansion projects; (3) the effects of competition, in particular, by other pipeline systems; (4) shut-downs or cutbacks at the Partnership’s facilities or refineries, petrochemical plants, utilities or other businesses for which the Partnership transports products or to whom the Partnership sells products; (5) hazards and operating risks that may not be covered fully by insurance, including those related to Line 6B and any additional fines and penalties assessed in connection with the crude oil release on that line; (6) changes in or challenges to the Partnership’s tariff rates; and (7) changes in laws or regulations to which the Partnership is subject, including compliance with environmental and operational safety regulations that may increase costs of system integrity testing and maintenance.

The Partnership’s forward looking statements are subject to risks and uncertainties pertaining to operating performance, regulatory parameters, project approval and support, weather, economic conditions, interest rates and commodity prices, including by not limited to those discussed more extensively in our filings with the U.S. securities regulators. The impact of any one risk, uncertainty or factor on any particular forward looking statement is not determinable with certainty as these are independent and our future course of action depends on management’s assessment of all information available at the relevant time. Except to the extent required by law, we assume no obligation to publically update or revise any forward looking statements, whether as a result of new information, future events or otherwise. Reference should also be made to EEP’s and EEQ’s filings with the U.S. Securities and Exchange Commission (the “SEC”), including its Annual Report on Form 10-K for the most recently completed fiscal year and its subsequently filed Quarterly Reports on Form 10-Q, for additional factors that may affect results. These filings are available to the public over the Internet at the SEC’s web site (www.sec.gov) and at Enbridge Partners’ web site.

FOR FURTHER INFORMATION PLEASE CONTACT

Investor Relations Contact:	Media Contact:

Sanjay Lad	Terri Larson

Toll-free: (866) EEP INFO or (866) 337-4636	Telephone: (877) 496-8142

E-mail: eep@enbridge.com	E-mail: usmedia@enbridge.com

Website: www.enbridgepartners.com

# # #